Exhibit 4.3

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment”) is entered into on October __, 2021 by and among Nano-X Imaging Ltd, New Zealand Merger Sub Ltd., Nano-X Ai Ltd. (formerly Zebra Medical Vision Ltd.), and PerryLLion Ltd., solely in its capacity as the representative of all Equityholders.

WHEREAS,	the parties hereto (the “Parties”) have entered into that certain Agreement and Plan of Merger, dated August 9, 2021, (the “Agreement”); and

WHEREAS,	the Parties wish to amend and modify certain provision of the Agreement, as specified in this Amendment.

THEREFORE, the Parties agree to modify the Agreement as follows:

Capitalised terms used but not defined herein shall bear the meaning attributed to such capitalised terms in the Agreement.

1.	The second paragraph of Section 2.3(a) of the Agreement shall be amended to read as follows:

“Treatment of Vested Company Options. As of the Effective Time, any Vested Company Option (including any Unvested Company Option which becomes vested on account of the transactions contemplated herein) shall be converted, immediately prior to the Effective Time, into such number of Company Shares which underlies the Vested Company Options, provided, however, that, as will be provided in the Payout Spreadsheet, such amount of Purchaser Share Consideration for which the stated exercise price of each Vested Company Option would have been converted into according to the terms of the Agreement (should it, and it only, have been converted into Company Shares) will be deducted from the Closing Consideration attributed to each such Company Share which underlies such Vested Company Options, all, as further provide in the Payout Spreadsheet.”.

2.	The definition of “Designated Commercial Agreements” under Section 2.10(b) shall be amended to read as follows:

“commercial agreements between the Company and (i) any integrated US Healthcare System (IDN) with over $2 billion of annual net patient revenue or leading commercial payer involving Zebra’s population health solutions for purpose of risk adjustment and/or cost savings or avoidance, (ii) DePuy Ireland Unlimited Company, which provides an amendment to the existing Development and License Agreement dated December 9, 2019 to include a refinement of the product specification, feasibility and the development milestones, and (iii) The Secretary of State for Health and Social Care, which provides for evaluation project funded by the UK National Health Service, for utilization of AI-enabled vertebral fracture pathway to prevent osteoporotic fractures”.

3.	In Section 6.2(c), the words “during the Pre-Closing Period” shall be replaced by the words “within 60 days after Closing”.

4.	The second paragraph of Section 8.2(i) of the Agreement shall be amended to read as follows:

“The Purchaser has received the audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows (together with all notes thereto) of the Company as of and for the years ended December 31, 2020, prepared in accordance with US GAAP”.

5.	To replace Exhibit H, the Milestone Schedule, with the updated Milestone Schedule that is attached as Annex A hereto.

6.	It is hereby agreed that, as request by the Altshuler Shaham Trusts Ltd. (the Escrow Agent and the Paying Agent under the Agreement), (i) the Escrow and Paying Agent Agreement will be comprised of two separate agreements, one agreement with Altshuler Shaham Trusts Ltd. in its capacity as the Escrow Agent (the “Escrow Agreement”), and a second agreement with Altshuler Shaham Trusts Ltd. in its capacity as the Paying Agent (the “Paying Agent Agreement”), (ii) the Parties shall enter into an additional (third) agreement with Altshuler Shaham Trusts Ltd., in its capacity as a trustee for the purpose of the 104H Interim Tax Ruling and the 104H Tax Ruling (the “104 Trustee Agreement”).

It is further agreed that all fees to be paid at Closing to Paying Agent, Escrow Agent or otherwise to Altshuler Shaham Trusts Ltd. under the Escrow Agreement, Paying Agent Agreement and the 104 Trustee Agreement, will be borne and paid equally by the Company and Purchaser, and, with respect to the Company, its portion of such payments will be considered as Transaction Expenses.

This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement and shall be governed by the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed

PURCHASER:

NANO-X IMAGING LTD

By:	/s/ Ran Daniel
Name:	Ran Daniel
Its:	Chief Financial Officer

MERGER SUB:

NEW ZEALAND MERGER SUB LTD.

By:	/s/ Ran Daniel
Name:	Ran Daniel
Its:	Chief Financial Officer

THE COMPANY:

ZEBRA MEDICAL VISION LTD.

By:	/s/ Zohar Elhanani
Name:	Zohar Elhanani
Its:	Chief Executive Officer

EQUITYHOLDER REPRESENTATIVE:

PERRRYLLION LTD.

By:	/s/ Amit Perry
Name:	Amit Perry
Its:	Chief Executive Officer

Annex A

Updated Milestone Schedule

Objective	Milestone	Acceptance Criteria	%
(1.a) FDA clearance of the existing Company’s’ Viewer	FDA clearance	Submission of Company web-viewer with the FDA within 6 months of closing, payment after FDA clearance is received, provided however, that if the product will be classified as Class 1 (and therefore, no submission nor clearance shall be required), the registration of the product will qualify for meeting acceptance criteria	8%
(1.b) Security Certification SOC2	Renewal of SOC2	Approval of SOC2 renewal certification by year end 2022	1%
(1.c) Security Certification ISO	Acceptance of ISO 27001 and 27799	ISO auditor approval and ISO re-certification by year end 2022 (next audit is expected only May 2022)	1%
(2) Nanox ARC integration and FDA clearance to Zebra cloud	Nanox ARC integration and FDA clearance to Zebra cloud	Nanox ARC fully integrated with Zebra Company’s Cloud solution, including Existing Nanox Image Reconstruction algo and Nanox ARC base storage, within 9 months of closing. FDA clearance for the integrated solution by year end 2023, Subject to NANOX existing reconstruction algorithm is provided at closing and its performance meets FDA predicate requirement	15%
(3) Current CPT code usage	Health plans use the CPT code in 2022	The Company achieves the usage level defined by a major US payer (health insurance company) during 2022	3%
(4) Current CPT code revenues		First billable transactions deliver at least 1M$ by year end 2023	7%
(5) New CPT code	Acceptance of a new code for Nanox procedures. Separately, an acceptance of a new code for a Zebra’s population health product

Acceptance notice from the AMA by year end 2023 for each of the CPT codes.

The Nanox procedure code depends on Nanox providing:

1)     FDA approval for Nanox Modality (ARC) procedure during 2022

2)     3 clinical peer reviewed accepted papers supporting Nanox Tomo CPT claims

			5% for the Nanox procedure code (2.5% for each CPT Code if a new Zebra CPT Code is attained)

(6) FDA - pop health	New FDA clearance for a Zebra population health product	New Zebra product designated for population health is cleared by FDA by year end 2022	7.5%
(7) FDA - X-Ray	Extending zebra FDA clearance for X-ray product to include Nanox X-ray machine	FDA clearance by March 2023 Zebra shall provide data for development (tagged 1000/1000 positives negatives) by March 2022 Subject to Nanox application for FDA approval of the Nano-X’s technology during 2022* Subject to Nanox providing for tuning 500/500 positive/negative until May 2022 and clinical validation 250/250 positive/negative until Aug 2022	7.5%
(8) Attainment of revenue goals	Achieve 90% of the revenue projections provided by Zebra management for 2022 ($9.311 million) and 70% for 2023 ($42.001 million).	Zebra audited annual report demonstrate that 90% of the revenue projections provided by Zebra management for 2022 ($9.311 million) and 70% for 2023 ($42.001 million).	30%
(9) Employees retention

First year Team retention for 80% of all of the Company’s employees as of the Closing (but to include 80% of all Key Employees and all of the Essential Key Employees) and 2nd and 3rd year Team retention of 70% of all of the Company’s employees as of the Closing (but to include 70% of all Key Employees and all of the Essential Key Employees) (the “Retention Criteria”). Targets are accumulative and the measurement and payment will be done three years as of the Closing.

It is hereby agreed that (i) if an employee’s employment by the Company is (a) terminated by the Company or Purchaser other than for Cause, or (b) terminated by the employee for Good Reason within 30 days of the day on which the circumstances which give rise to the Good Reason had occurred, or (ii) if within 60 days after an employee (not including, for the removal of a doubt, Essential Key Employees) left the Company for any reason (other than the termination of his/her employment for Cause), the Company hires an equally competent employee (reasonably acceptable to the Purchaser ) instead of such employee; then the employees noted in (i) and (ii) above shall be deemed as ‘employed by the Company’ for the purpose of determining whether the terms of the Retention Condition were satisfied.

			15%